EXHIBIT 99.1

Level 5 Beverage Company, Inc., a Minerco Resources, Inc. Company, Receives License for Universal Product Code (U.P.C.) Company Prefix from GS1 US

Nashua, NH, June 27, 2013: Minerco Resources, Inc. (OTCQB: MINE), a progressive developer, producer and provider of worldwide commodities solutions, announced today that the company’s subsidiary, Level 5 Beverage Company, Inc. (“Level 5”), has received its Universal Product Code (U.P.C.) Company Prefix from GS1 US.

Level 5 received the license for its GS1 Company Prefix (0851012005), its U.P.C. Company Prefix (851012005) and its Global Location Number (GLN 0851012005008). The GS1 membership and license entitles Level 5 to create up to 100 distinct Global Trade Item Numbers (GTINs) including U.P.C.s and SKU numbers.

The GS1 Company Prefix is used exclusively within GS1 identification standards that may be expressed in GS1 approved bar code applications, for global data synchronization, network registration, and many other applications reserved for the GS1 System. For more information, please visit www.gs1.org.

The Universal Product Code (UPC) is a specific type of barcode that is widely used in multiple countries for tracking trade items in stores and distribution networks. The UPC is the barcode mainly used for scanning of trade items at the point of sale, per GS1 specifications.

John Powers, the CEO of the company stated, “Another step of our launch of Level 5 is complete. Obtaining the GS1 and UPC Company Prefix License (including license to create SKU numbers) gives us the green light to proceed to the next step. Additionally, this membership and license from GS1 US will allow for future ease of expansion to numerous markets and products. As always, we will keep our shareholders and consumers informed as we continue to launch Level 5.

Please contact:	Minerco Resources, Inc.
info@minercoresources.com
John Powers, 603-732-6948

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.